                                                                    EXHIBIT 15.1



Securities and Exchange Commission


450 Fifth Street, N.W.


Washington, D.C. 20549



     Re: Patterson Energy, Inc.


       Registration on Form S-3



     We are aware that our report dated December 18, 1996 on our review of the interim consolidated balance sheet of Patterson Energy, Inc. as of September 30, 1996, the related interim consolidated statements of income and cash flows for each of the nine month periods ended September 30, 1996 and 1995, and the consolidated statement of stockholders' equity for the nine month period ended September 30, 1996 is included in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



                                               /s/ COOPERS & LYBRAND L.L.P.



Dallas, Texas


January 27, 1997